Exhibit 99.1

                                                         COMPANY CONTACT:
                                                         Steve P. Loomis,
                                                         Chief Financial Officer
                                                         sloomis@cdic.com
                                                         800-778-4825 Ext. 1015


CardioDynamics Reports Eighth Consecutive Quarterly Revenue Increase over Prior
                      Year and 12% Revenue Growth in 2008

             Achieves Positive Operating Cash Flow in Fourth Quarter



SAN DIEGO, CA--February 5, 2009--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) Impedance Cardiography (ICG) technology, today reported financial results for its fourth quarter and fiscal 2008.

Key Financial and Operating Results for Fourth Quarter 2008 Compared with Fourth Quarter 2007

      o Net ICG sales increased 6% to $6.5 million, up from $6.2 million o ICG sensor revenue increased 11% to $1.9 million, or 29% of total sales, up from $1.7 million

      o ICG monitor and module sales increased 32% to 291 units, 108 of which were BioZ Dx systems, 9 BioZ monitors, 21 Medis monitors and 153 BioZ modules, up from a total of 221 ICG monitors and modules

      o     ICG gross profit margin was 71%, up from 65%

      o Operating loss was $0.4 million, down from $0.8 million, an improvement of 47%

      o $276,000 of cash flow generated from operations compared with a $234,000 operating cash use

Key Financial and Operating Results of Fiscal 2008 Compared with Fiscal 2007

      o     Net ICG sales increased 12% to $24.5 million, up from $21.9 million

      o International sales increased 73% to $4.7 million, up from $2.7 million

      o 994 ICG monitors and modules sold, up 32% from 752, now with over 8,700 ICG monitors and modules sold to date


      o     ICG gross profit margin was 72%, up from 68%


      o Operating loss improved 58% to $2.0 million, down from an operating loss of $4.8 million which includes $1.0 million of non-cash charges for depreciation, amortization and equity compensation in 2008, and $0.9 million in 2007

Additional Key Operating Milestones for the Fourth Quarter and Fiscal 2008

      o     Clinical:

            - Announced results of significant clinical study with nearly three times the national average blood pressure control rates at the American Society of Hypertension annual meeting;


            - Announced two important clinical studies correlating BioZ ICG with Ejection Fraction


            -     BioZ ICG technology featured in American College of Cardiology
                  (ACC) audio series

      o     Sales & Marketing

            - Launched Comprehensive Customer Care (C3) program designed to improve ICG customer care, satisfaction and proper utilization

            - Initiated BioZ ICG CERTIFIED program, a global approach to ICG education extending from patients to all call points in physician offices and beyond to insurance payers, medical schools and patient advocacy groups.

      o     Product:

            - BioZ ICG technology integrated with General Electric Healthcare's Centricity electronic medical record (EMR) system

      o     Investor Relations:

            - California Equity Research, LLC, a leading independent investment research firm focused on California equities initiated coverage of CardioDynamics

Fourth Quarter and Fiscal 2008 Operating Results Discussion

The Company reported a net sales increase of 6% to $6.5 million in the fourth quarter 2008 and 12% for full year 2008 to $24.5 million, representing the second consecutive year of growth. Fourth quarter ICG sales growth was driven by a combination of a 13% increase in BioZ sales, a 255% increase in ICG Module sales and an 11% increase in ICG sensor revenue.

ICG Module sales were particularly strong in the fourth quarter with purchases by General Electric Medical Systems (GEMS) of 72 ICG Modules and Mindray of 80 ICG Modules. The Company also received a firm purchase order in January 2009 from Mindray for an additional 150 ICG Modules deliverable in 2009.

ICG sensor revenue in the fourth quarter was a record $1.9 million, due in part to the clinical sales team's focused customer service efforts through the launch of the Comprehensive Customer Care (C3) and ICG CERTIFIED programs.


Gross margin as a percentage of sales increased from 68% to 72% in fiscal 2008, largely due to lower manufacturing overhead costs, 9% average unit sales price improvement, and lower inventory reserve requirements.

As part of the Company's efforts to accelerate the return to profitability, tight expense control resulted in a 1% overall reduction in 2008 operating expenses with the most significant savings occurring in non revenue generating areas including General and Administrative expenses, down $321,000 and Research and Development, down $188,000. The Company surpassed one of its major 2008 goals by achieving $276,000 of positive operating cash flow in the fourth quarter of 2008.

Fourth Quarter 2008 operating loss improved 47% to $442,000, down from an operating loss of $830,000 in fourth quarter 2007. The operating loss for fiscal 2008 was $2.0 million, a 58% improvement from fiscal 2007 operating loss of $4.8 million. Fiscal 2008 loss before income taxes, depreciation, amortization and equity compensation was $1.0 million, an improvement of $2.9 million, or 74%

CEO Comments and Outlook

"We were pleased with the continued improvement in our key operating metrics during the fourth quarter and throughout 2008," stated Michael K. Perry, Chief Executive Officer of CardioDynamics. "Despite the challenging business climate, we achieved our eighth consecutive quarter of revenue growth and accomplished our goal of generating positive operating cash flow, which was $276,000 during the quarter. Our recently introduced Comprehensive Customer Care (C3) and BioZ Certification programs helped grow recurring sensor revenue 11% during the quarter and should contribute appreciably to our growth plans in 2009. International, New Markets and our Medis team were particularly strong contributors on the revenue front, collectively growing 73% in 2008."

Perry continued, "We are conservatively planning for high single to low double-digit revenue growth in 2009 and have, as a major objective, achievement of positive operating cash flow for the entire year. With over $6 million in cash, we have the financial resources to continue to execute our business plan without the need to access the capital markets during these challenging times."

Perry concluded, "Looking out over the next two to three years, we hope to be able to achieve solid growth and improved operating performance with our unique technology in a niche market that is less than 6% penetrated and at the very early stages of market adoption. We believe that we may be well positioned to capitalize on the proposed Obama-Biden healthcare reform which focuses on supporting disease management programs as over 75% of total health care dollars are spent on patients with one or more chronic conditions, including diabetes, heart disease and high blood pressure. ICG is ideal to support the disease management programs for heart disease and hypertension."

Conference Call Information
Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' fourth quarter and fiscal 2008 results in a conference call today, Thursday, February 5, 2009, at 4:30 p.m.
(EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code
7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company's website at www.cdic.com or at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86923&eventID=2078493


About CardioDynamics
CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products. The Company's BioZ(R) ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems, and Mindray. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement
Except for historical and factual information contained herein, this press release contains forward-looking statements, such as expectation of continued revenue growth including high single to low double-digit revenue growth in 2009, the achievement of positive operating cash flow in 2009, continued improvement in our key operating metrics, expectation of solid growth and improved operating performance over the next two to three years, and the adequacy of our financial resources, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early stage companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

                    CardioDynamics International Corporation
                 In thousands, except per share data (unaudited)

Selected Consolidated Operational Results
----------------------------------------


                                                           Three Months Ended        Twelve Months Ended
                                                               November 30,              November 30,
                                                          ---------------------     ---------------------
                                                            2008         2007         2008         2007
                                                          --------     --------     --------     --------
Net sales                                                 $  6,509     $  6,151     $ 24,517     $ 21,850
Cost of sales                                                1,910        2,157        6,976        6,897
                                                          --------     --------     --------     --------
Gross margin                                                 4,599        3,994       17,541       14,953
                                                          --------     --------     --------     --------
Research and development                                       448          389        1,518        1,706
Selling and marketing                                        3,976        3,679       15,088       14,780
General and administrative                                     593          723        2,839        3,160
Amortization of intangible assets                               26           32          122          147
                                                          --------     --------     --------     --------
Loss from operations                                          (444)        (829)      (2,026)      (4,840)
Other expense, net                                            (166)        (166)        (699)        (846)
                                                          --------     --------     --------     --------
Loss before income taxes and minority interest                (610)        (995)      (2,725)      (5,686)
Minority interest in income of subsidiary                      (35)         (33)        (180)         (78)
Income tax (provision) benefit                                  78         (126)        (441)        (321)
Income (loss) from discontinued operations                      --           --          127      (10,614)
                                                          --------     --------     --------     --------
Net loss                                                  $   (567)    $ (1,154)    $ (3,219)    $(16,699)
                                                          ========     ========     ========     ========
Net loss per common share:
Basic and diluted                                         $  (0.08)    $  (0.16)    $  (0.45)    $  (2.38)
                                                          ========     ========     ========     ========
Weighted-average shares used in per share calculation:
Basic and diluted                                            7,223        7,045        7,184        7,014
                                                          ========     ========     ========     ========


Selected Consolidated Balance Sheet Data
----------------------------------------
                                                             November 30,
                                                       -------------------------
                                                        2008              2007
                                                       -------           -------
Cash and cash equivalents                              $ 6,306           $ 8,362
Accounts receivable, net                                 3,918             4,475
Inventory, net                                           1,490             1,948
Total current assets                                    12,138            15,442
Long-term assets                                         3,428             4,425
Total assets                                            15,566            19,867
Total current liabilities                                4,499             5,620
Long-term liabilities                                    4,504             4,318
Total liabilities                                        9,003             9,938
Minority interest                                          472               407
Shareholders' equity                                     6,091             9,522